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                                                             EXHIBIT (h)(36)(b)

NEUBERGER BERMAN MANAGEMENT LLC                        (NEUBERGER BERMAN LOGO)
605 Third Avenue
New York, NY 10158-3698
Tel. 212.476.9000

July   , 2014

American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019
Attn: General Counsel

RE: AMENDED AND RESTATED SERVICES AGREEMENT

This is a Services Agreement ("Agreement") by and among NEUBERGER BERMAN MANAGEMENT LLC (formerly, Neuberger Berman Management Inc.) ("NBM") and AMERICAN GENERAL LIFE INSURANCE COMPANY (the "Company""), effective as of June 24, 2014. This Agreement supercedes and replaces the certain services agreements, dated as of October 2, 2000 and January 18, 2000, between NBM (or its predecessors) and the Company.

The Company, NBM, and Neuberger Berman Advisers Management Trust (the "Trust") have entered into Fund Participation Agreements, dated the 2nd day of October, 2000 (which agreement applies to Separate Accounts and Variable Contracts exempt from registration) and the 7/th/ day of July, 1994 (which agreement applies to Separate Accounts and Variable Contracts registered with the SEC), as may be amended from time to time (collectively referred to as the "Participation Agreements"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases shares, including Class I and Class S shares (collectively, "Shares") of certain Portfolios of the Trust ("Portfolios") to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts. NBM recognizes that in the course of soliciting applications for its Variable Contracts and in servicing owners of the Variable Contracts, the Company and its agents that are registered representatives of broker-dealers provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios.

NBM desires that the efforts of the Company and its agents in providing written and oral information and services regarding the Trust to current and prospective Variable Contract owners shall continue.

Accordingly, the following represents the collective intention and understanding of the services agreement between NBM and the Company.

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American General Life Insurance Company
July   , 2014

The Company agrees that it shall provide distribution services ("Distribution Services") that may result in the sale of Shares. Such Distribution Services may include, but are not limited to, solicitation activities; telephone and other communication; the printing of Portfolio Prospectuses, Statements of Additional Information, and reports for other than existing shareholders; and the preparation, printing, and distribution of sales literature and advertising materials that mention the Portfolios.

The Company and/or its affiliates agree to provide administrative services ("Administrative Services") to current and prospective owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust such as printing and mailing); facilitation of the tabulation of Variable Contract owners' votes in the event of a meeting of Trust shareholders; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust, its transfer agent, or NBM as may be reasonably requested; provision of support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Trust including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

In consideration of the Administrative Services, NBM agrees to pay to the Company or a person designated in writing by the Company a service fee at an
annual rate equal to (i)   basis points (    %) of the average daily value of
the shares of the Portfolios held in the Separate Accounts; and (ii) in consideration of the Distribution Services, NBM agrees to pay to the Company or a person designated by the Company, pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended, a 12b-1 fee at the rate reflected in each Portfolio's then current prospectus, of the average daily value of Class S Shares of the Portfolios held in the Separate Accounts. NBM shall provide prior written notice of any modification or termination of such payments under the plan. If a change in the law or the Independent Trustees of the Trust require a reduction in the fees or elimination of the fees paid pursuant to the plan, NBM agrees to pay the amount of the reduction to compensate for the reduced (or eliminated) 12b-1 fees out of NBM's own assets or the assets of its affiliates, and not out of Fund assets.

For purposes of computing the payment to the Company under this paragraph, the average daily value of Shares held in Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of days during such month. The payments under this paragraph shall be calculated by NBM at the end of each calendar month and will be paid within thirty (30) days thereafter. NBM shall send all payments and statements for the Company to the attention of: Chris Bauman, Vice President, AIG Life and Retirement,

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American General Life Insurance Company
July   , 2014

2727-A Allen Parkway, 4-D1, Houston, Texas 77019, email: chris.bauman@valic.com.

In lieu of requesting that the Company indicate its Tax Identification Number ("TIN") on Form W-9, NBM hereby requests that the Company furnish NBM its TIN and acknowledge that the number shown below is its correct TIN.

The Company acknowledges that the following number is its correct TIN:
25-0598210.

This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Agreement may be terminated by either the Company or NBM upon 60 days' written notice to the other, and shall terminate automatically upon redemption of all Shares held in Separate Accounts, upon termination of the Participation Agreements, or upon assignment of the Participation Agreements by either the Company or NBM, or if required by law.

Nothing in the Agreement shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, NBM or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreements.

If this Agreement is consistent with your understanding of the Company's provision of the Services, please sign below, whereupon this letter shall constitute a binding agreement between us.

                       Very truly yours,

                       NEUBERGER BERMAN
                       MANAGEMENT LLC

                       By:     __________________________
                       Name:
                       Title:

                       ACKNOWLEDGED AND AGREED TO:
                       AMERICAN GENERAL LIFE
                       INSURANCE COMPANY

                       By:     __________________________
                       Name:
                       Title:

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